BDO

Tel : +852 2218 8288
Fax: +852 2815 2239
www.bdo.com.hk

電話：+852 2218 8288
傳真：+852 2815 2239
www.bdo.com.hk

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong

香港干諾道中111號
永安中心25樓

Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.
No. 99, Wenchang Road
Chenming Industrial Park
Shouguang City
Shandong
China

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement dated November 9, 2011 of our report dated March 16, 2011, relating to the consolidated financial statements of Gulf Resources, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Limited
Hong Kong

November 9, 2011